Files Pursuant to Rule 424(b)(5)
Registration No. 333-135244
Registration No. 333-135244-01
Registration No. 333-135244-02

CALCULATION OF REGISTRATION FEE

	Amount	Aggregate	Aggregate	Registration
Title of Securities Registered	Registered	Price Per Unit	Offering Price	Fee
9.625% Senior Notes due 2019	$1,000,000,000	99.495%	$994,950,000
9.875% Senior Notes due 2039	$250,000,000	98.841%	$247,102,500
Total			$1,242,052,500	$48,813

Prospectus Supplement
January 5, 2009
(To prospectus dated January 5, 2009)

Weatherford International Ltd.

$1,250,000,000

$1,000,000,000 9.625% Senior Notes due 2019

$250,000,000 9.875% Senior Notes due 2039

Fully and unconditionally guaranteed by
Weatherford International, Inc.

We will pay interest on the notes on March 1 and September 1 of each year, beginning March 1, 2009. The notes due 2019 (the “2019 notes”) will mature on March 1, 2019, and the notes due 2039 (the “2039 notes”) will mature on March 1, 2039. We may redeem some of the notes from either or both series from time to time or all of the notes from either or both series at any time at the redemption prices set forth in this prospectus supplement.

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

The notes will be fully and unconditionally guaranteed on a senior, unsecured basis by one of our operating subsidiaries, Weatherford International, Inc. The guarantee by Weatherford International, Inc. will rank equal in right of payment to all of Weatherford International, Inc.’s existing and future senior, unsecured indebtedness. If we complete our proposed redomestication to Switzerland as described in this prospectus supplement, the notes also will be fully and unconditionally guaranteed on a senior, unsecured basis by our proposed new parent company, Weatherford International Ltd., incorporated in Switzerland. The guarantee by the proposed Swiss parent would rank equal in right of payment to all of the proposed Swiss parent’s existing and future senior, unsecured indebtedness.

Investing in the notes involves risks.  Please read “Risk Factors” on page S-5 of this prospectus supplement and page 1 of the accompanying prospectus.

	Price to Public(1)		Underwriting Discount		Proceeds to Weatherford
	Per		Per		Per
	Note	Total	Note	Total	Note	Total
Notes
9.625% Senior Notes due 2019	99.495%	$994,950,000	0.650%	$6,500,000	98.845%	$988,450,000
9.875% Senior Notes due 2039	98.841%	$247,102,500	0.875%	$2,187,500	97.966%	$244,915,000

(1)	Plus accrued interest from January 8, 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about January 8, 2009, including its participants, Euroclear and Clearstream Banking.

Joint Book-Running Managers

Banc of America Securities LLC
Barclays Capital
Deutsche Bank Securities
Goldman, Sachs & Co.
UBS Investment Bank

Prospectus Supplement
About This Prospectus Supplement	S-ii
Where You Can Find More Information	S-iii
Prospectus Supplement Summary	S-1
Risk Factors	S-5
Use of Proceeds	S-5
Capitalization	S-5
Description of Notes	S-6
Book-Entry, Delivery and Form	S-11
United States Federal Income Tax Considerations	S-14
Underwriting	S-17
Legal Matters	S-20
Experts	S-20

Prospectus
About This Prospectus	i
Where You Can Find More Information	ii
Forward-Looking Statements	iii
Weatherford International Ltd.	1
Weatherford International, Inc.	1
Weatherford International Ltd.	1
Risk Factors	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
Description of Share Capital	2
Description of Warrants	4
Description of Debt Securities	5
Legal Matters	11
Experts	11

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, unless otherwise indicated, when we refer to “Weatherford Bermuda,” we are generally referring to Weatherford International Ltd., a Bermuda exempted company. When we refer to “Weatherford” or use words such as “we,” “us” or “our,” we are generally referring to Weatherford Bermuda and its subsidiaries (including Weatherford International, Inc.) as a whole or on a division basis, depending on the context in which the statements are made. When we refer to Weatherford Delaware, we are referring to Weatherford International, Inc., a wholly owned, indirect subsidiary of Weatherford Bermuda. When we refer to Weatherford Switzerland, we are referring to Weatherford International Ltd., a Swiss joint-stock corporation and the proposed new parent of Weatherford Bermuda.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we are offering to sell the notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of the note offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Consent under the Exchange Control Act of 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our loan notes to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus supplement and the accompanying prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus supplement and the accompanying prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in such documents.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, any free writing prospectus, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You may read our SEC filings at the SEC’s website at www.sec.gov. You may also read and copy documents at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose to you important information contained in other documents filed with the SEC by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, and any amendments thereto, made with the SEC after the date of this prospectus supplement through the termination of the registration statement of which this prospectus supplement is a part. Please read the following documents incorporated by reference in this prospectus supplement and the accompanying prospectus:

•	Our annual report on Form 10-K for the year ended December 31, 2007;

•	Our proxy statement, filed with the SEC on April 28, 2008;

•	Our current reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on February 8, 2008, March 6, 2008, March 18, 2008, March 25, 2008, April 21, 2008, October 24, 2008, December 2, 2008, December 11, 2008 and December 31, 2008; and

•	All documents we file under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the registration statement of which this prospectus supplement is a part.

If the information in any of these incorporated documents conflicts with information in this prospectus supplement, you should rely on the most recent information. If the information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Weatherford International Ltd., 515 Post Oak Boulevard, Houston, Texas 77027, Attention: Investor Relations (telephone number: (713) 693-4000). If you have any other questions regarding us, please contact our Investor Relations Department in writing at the above address or at the above telephone number or visit www.weatherford.com. Information on our website is not incorporated by reference in, and does not constitute a part of, this prospectus supplement or the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It may not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the footnotes to those financial statements contained in those documents.

Weatherford

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. We operate in approximately 100 countries through approximately 800 service, sales and manufacturing locations, which are located in nearly all of the oil and natural gas producing regions in the world.

Our principal executive offices are located at 515 Post Oak Boulevard, Houston, Texas 77027-3415. Our telephone number at that location is (713) 693-4000.

Pending Redomestication

On December 11, 2008, we announced that our board of directors unanimously approved a share exchange transaction that will change our place of incorporation from Bermuda to Switzerland. If approved by our shareholders and the Supreme Court of Bermuda, we expect the change of our place of incorporation to occur in February 2009.

We recently formed an entity in Zug, Switzerland, also named Weatherford International Ltd., which we call “Weatherford Switzerland.” If the change of our place of incorporation is approved, Weatherford Switzerland will become the parent of Weatherford Bermuda, and each common share of Weatherford Bermuda will be exchanged for one share of Weatherford Switzerland. We refer to the transactions that would effect this change as the “redomestication.”

Following the redomestication, we expect that the shares of Weatherford Switzerland will be listed on the New York Stock Exchange under the symbol “WFT.” We will remain subject to the U.S. Securities and Exchange Commission reporting requirements, the mandates of the Sarbanes-Oxley Act of 2002 and the applicable corporate governance rules of the New York Stock Exchange, and will continue to report our consolidated financial results in U.S. dollars and under U.S. generally accepted accounting principles.

If the redomestication becomes effective, Weatherford Switzerland will fully and unconditionally guarantee all publicly traded debt of Weatherford Bermuda and Weatherford Delaware, including the notes offered by this prospectus supplement. Please read “Description of the Notes — The Guarantees.”

The Offering

Issuer	Weatherford International Ltd. (“Weatherford Bermuda”)

Guarantor	Weatherford International, Inc. (“Weatherford Delaware”) will fully and unconditionally guarantee the notes. Assuming the redomestication becomes effective, Weatherford Switzerland will also fully and unconditionally guarantee the notes. Please read “Description of Notes — The Guarantee.”

Redomestication	Proposed transaction in which Weatherford Switzerland would become the parent of Weatherford Bermuda, and each common share of Weatherford Bermuda would be exchanged for one share of Weatherford Switzerland.

Notes Offered	$1,000,000,000 aggregate principal amount of 9.625% Senior Notes due 2019.

$250,000,000 aggregate principal amount of 9.875% Senior Notes due 2039.

Maturity Dates	March 1, 2019 or 2039, as applicable.

Interest Rate	The notes will bear interest at the following rates per year from January 8, 2009 to, but excluding, March 1, 2019 or 2039, as applicable:

2019 Notes  9.625%
2039 Notes  9.875%

Interest Payment Dates	March 1 and September 1 of each year, beginning March 1, 2009. Interest payments will be made to the person in whose name the notes are registered on February 15 and August 15 immediately preceding the applicable interest payment date.

Covenants	Weatherford Bermuda will issue the notes under an indenture entered into with Deutsche Bank Trust Company Americas, as trustee, dated October 1, 2003, as amended. The indenture, as amended, contains limitations on, among other things, Weatherford Bermuda’s ability to:

• incur indebtedness secured by certain liens; and

• engage in certain sale-leaseback transactions.

The notes will contain certain events of default, including cross-default provisions on certain other indebtedness.

Optional Redemption	Weatherford Bermuda may redeem the notes at its option, in whole or in part, at any time, at the redemption price described in “Description of Notes — Optional Redemption.”

Ranking	The notes will be Weatherford Bermuda’s senior, unsecured obligations ranking equally in right of payment with its other senior, unsecured indebtedness. Please read “Description of Notes — General.” The guarantee by Weatherford Delaware will be a senior, unsecured obligation of Weatherford Delaware, ranking equally in right of payment with its other senior, unsecured indebtedness. If we complete the redomestication, the guarantee by Weatherford Switzerland will be a senior, unsecured obligation of Weatherford Switzerland, ranking equally in right of payment with its other senior, unsecured indebtedness. Please read “Description of Notes — General” and “— The Guarantee.”

Change of Control	Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes of each series at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. The redomestication will not constitute a change of control repurchase event. See “Description of the Notes — Change of Control Repurchase Event.”

Use of Proceeds	We estimate that the net proceeds from the offering will be approximately $1,233.0 million after deducting the underwriting discounts and expenses related to this offering. We expect to use all of those net proceeds to repay existing short-term indebtedness and for general corporate purposes. Affiliates of certain of the underwriters, who are lenders under our credit facilities, will receive a substantional portion of the net proceeds of the offering. Please read “Use of Proceeds.”

Until the net proceeds are applied for these purposes, we may invest them in short-term, liquid investments.

Ratings	The notes have been assigned ratings of BBB+ by Standard & Poor’s Rating Services and Baa1 by Moody’s Investors Service, Inc. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. These ratings may not continue, and they may be revised downward or upward or withdrawn entirely at any time.

Risk Factors	You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before investing in the notes.

Additional Issuances	We may, at any time, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any of these notes. Any additional notes having such similar terms, together with one of the series of these notes, may constitute a single series of notes under the indenture.

For additional information regarding the notes, please read “Description of Notes” in this prospectus supplement and “Description of Our Debt Securities” in the accompanying prospectus.

Summary Financial Information

The following tables present certain summary historical condensed consolidated financial data and selected historical cash flow and balance sheet data. Our summary financial data as of and for the nine months ended September 30, 2008 and 2007 is derived from and should be read in conjunction with our unaudited consolidated financial statements, which are incorporated in this prospectus supplement by reference.

Our summary financial data should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes related thereto, included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

	Nine Months Ended
	September 30,
	2008		2007
	(Dollars in millions)

Revenues	$6,965.9		$5,640.2
Income from Continuing Operations	1,018.7		755.2
Depreciation & Amortization	528.1		439.0
Interest Expense	191.9		128.1
Ratio of Earnings to Fixed Charges	5	.96x	7	.52x
Cash Flow provided by Continuing Operations	$590.6		$530.5
Cash Flow used by Continuing Investing Activities	2,222.5		1,614.6
Cash Flow provided by Continuing Financing Activities	1,793.0		1,115.3
Capital Expenditures for Continuing Operations	1,821.8		1,097.5
Total Debt	5,618.1		3,495.6
Total Debt/Capitalization	40.1%		33.0%

RISK FACTORS

You should consider carefully the risks identified in “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2008, together with the other risk factor information contained in the accompanying prospectus, before making an investment in the notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of approximately $1,233.0 million after deducting the underwriting discounts and expenses related to this offering. We expect to use all of the net proceeds from this offering to repay short term debt currently bearing interest at a weighted-average per annum rate of 1.00%, with maturities of less than one month, and for general corporate purposes.

Until the net proceeds are applied for these purposes, we may invest them in short-term, liquid investments.

The short-term debt that will be repaid with the net proceeds of the offering was incurred for general corporate purposes, including capital expenditures and business acquisitions. Affiliates of certain of the underwriters, who are lenders under our credit facilities, will receive a substantial portion of the net proceeds of the offering.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008, (i) on an actual basis and (ii) on an as-adjusted basis to give effect to the issuance and sale of the notes and the application of the estimated net proceeds in the manner described in “Use of Proceeds.” This table should be read in conjunction with our historical consolidated financial statements, including the notes to those statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2008
	Actual	As Adjusted
	(In millions)

Cash and Cash Equivalents	$336.5	$495.4

Short-term Borrowings and Current Portion of Long-term Debt	1,074.0	—
Long-term Debt:
6.625% Senior Notes due 2011	354.6	354.6
5.95% Senior Notes due 2012	599.1	599.1
5.15% Senior Notes due 2013	485.1	485.1
4.95% Senior Notes due 2013	254.1	254.1
5.50% Senior Notes due 2016	348.8	348.8
6.35% Senior Notes due 2017	599.6	599.6
6.00% Senior Notes due 2018	497.4	497.4
9.625% Senior Notes due 2019	—	995.0
6.50% Senior Notes due 2036	595.8	595.8
6.80% Senior Notes due 2037	298.2	298.2
7.00% Senior Notes due 2038	498.3	498.3
9.875% Senior Notes due 2039	—	247.1
Other Long-term Debt(1)	13.1	13.1

Total Long-term Debt	4,544.1	5,786.2

Shareholders’ Equity	8,383.3	8,383.3

Total Capitalization	$14,001.4	$14,169.5

(1)	Other Long-term Debt includes foreign bank and other debt denominated in foreign currencies and obligations under capital leases. See the notes to our historical consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2008.

DESCRIPTION OF NOTES

The following description of the notes supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus. The notes are to be issued as two separate series of senior debt securities under an indenture, dated as of October 1, 2003, among Weatherford Bermuda, Weatherford Delaware, as guarantor, and Deutsche Bank Trust Company Americas, as trustee, as amended, which is more fully described in the accompanying prospectus. We will issue the notes pursuant to resolutions of the board of directors and a pricing committee of the board of directors and a supplemental indenture setting forth specific terms applicable to the notes. The statements under this caption relating to the notes, the indenture and the supplemental indenture are brief summaries only and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and the notes, the forms of which are available from us. Capitalized terms used in this section have the meanings set forth in the accompanying prospectus or the indenture. Unless the context otherwise requires, the terms “we,” “us” and “our” as used in this section refer to Weatherford Bermuda and its subsidiaries.

General

The notes offered by this prospectus supplement will be Weatherford Bermuda’s senior, unsecured obligations and will rank equally in right of payment with all of its other senior, unsecured indebtedness from time to time outstanding. The notes will not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue, or, except as described below under “— Covenants,” contain financial or similar restrictions on us or any of our subsidiaries. The notes do not have a sinking fund. We may, without the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms, and the same CUSIP number, as either series of the notes. Any additional notes having such similar terms, together with any of the notes, may constitute a single series of notes under the indenture.

Principal and Maturities

The aggregate principal amount of the notes offered under this prospectus supplement is $1,250,000,000. $1,000,000,000 aggregate principal amount of the 2019 notes will mature on March 1, 2019; and $250,000,000 aggregate principal amount of the 2039 notes will mature on March 1, 2039.

Interest

The 2019 notes and the 2039 notes will bear interest at the respective rates reflected on the cover page of this prospectus supplement (computed based on a 360-day year consisting of twelve 30-day months) for the period from January 8, 2009 to, but excluding, their respective dates of maturity. Interest on the notes will be payable semi-annually on March 1 and September 1 of each year, beginning March 1, 2009 for interest accruing from January 8, 2009. Interest payments will be made to the persons in whose names the notes are registered on February 15 and August 15 (whether or not a business day) immediately preceding the related interest payment date.

The Guarantees

The notes will be fully and unconditionally guaranteed on a senior unsecured basis by one of our operating subsidiaries, Weatherford Delaware, pursuant to guarantee provisions included in the indenture. Pursuant to the guarantees, Weatherford Delaware will guarantee the due and punctual payment of the principal of, and interest and premium on, the notes, when the same shall become due, whether by acceleration or otherwise. The guarantees will be enforceable against Weatherford Delaware without any need to first enforce the notes against Weatherford Bermuda.

The guarantees:

•	will be Weatherford Delaware’s senior, unsecured general obligations; and

•	will rank on parity with all of Weatherford Delaware’s senior, unsecured indebtedness.

As of September 30, 2008, Weatherford Bermuda had approximately $3,295 million of indebtedness outstanding, and Weatherford Delaware had approximately $1,851 million of indebtedness outstanding, excluding debt to Weatherford Bermuda and its wholly owned subsidiaries. The guarantees of Weatherford Delaware will be effectively subordinated to all existing and future obligations of Weatherford Delaware’s subsidiaries.

Assuming the redomestication becomes effective, the notes will also be fully and unconditionally guaranteed by Weatherford Switzerland on the same terms as Weatherford Delaware’s guarantees, pursuant to a supplement to the indenture under which the notes will be issued. These guarantees will be Weatherford Switzerland’s unsecured, unsubordinated general obligations and will rank on parity with all of Weatherford Switzerland’s unsecured, unsubordinated indebtedness.

Weatherford Switzerland has no outstanding indebtedness, and following the redomestication we expect its only indebtedness will be guarantees of the indebtedness of Weatherford Delaware and Weatherford Bermuda. Weatherford Switzerland’s guarantees will be effectively subordinated to all existing and future obligations of Weatherford Switzerland’s subsidiaries.

Form

The notes of each series will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 or integral multiples of $1,000 in excess of $2,000. The notes will be initially issued as global securities. Please read “Book-Entry, Delivery and Form” for additional information concerning the notes and the book-entry system. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. Settlement of the sale of the notes to Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC, on behalf of the underwriters, will be in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, and secondary market trading activity in the notes will therefore settle in immediately available funds. We will make all payments of principal and interest in immediately available funds to DTC in The City of New York.

Optional Redemption

Weatherford Bermuda may redeem the notes of either or both series at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points (0.50%) as calculated by an Independent Investment Banker, plus accrued and unpaid interest thereon to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an

Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. or UBS Securities LLC or any of their respective successors, as designated by us, or if all such firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•	Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC and each of their respective successors; provided that, if any such Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in the United States, or Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and

•	up to two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

If we plan to redeem any of the notes, before the redemption occurs, we will not be required to:

•	issue, register the transfer of, or exchange any note selected for redemption during the period beginning 15 days before the notice of redemption is mailed and ending on the day the notice is mailed; or

•	after the notice of redemption is mailed, register the transfer of or exchange any note selected for redemption, except, if we are redeeming only a part of a note, we are required to register the transfer of or exchange the unredeemed portion of the note if the holder so requests.

Unless we default in payment of the redemption price on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Repurchase Event

If a Change of Control Triggering Event occurs, unless Weatherford Bermuda has exercised its right to redeem the notes as described above, holders of notes will have the right to require Weatherford Bermuda to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the supplemental indenture. In the Change of Control Offer, Weatherford Bermuda will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Weatherford Bermuda will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the supplemental indenture and described in such notice. Weatherford Bermuda must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, Weatherford Bermuda will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the notes by virtue of such conflicts.

A redomestication of Weatherford Bermuda, including the currently proposed redomestication, will not constitute a Change of Control if, among other conditions, the shareholders of Weatherford Bermuda immediately before the redomestication beneficially hold the shares of the resulting parent following the redomestication (in the proposed redomestication, Weatherford Switzerland).

On the Change of Control Payment Date, Weatherford Bermuda will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Weatherford Bermuda and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Weatherford Bermuda to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Weatherford Bermuda and its subsidiaries taken as a whole to another person may be uncertain.

The paying agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each holder of notes who has properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Weatherford Bermuda will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Weatherford Bermuda, or any third party making a Change of Control Offer in lieu of Weatherford Bermuda, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, Weatherford Bermuda will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

Weatherford Bermuda will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Weatherford Bermuda and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means, with respect to a series of notes, the notes are rated below Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation of Weatherford Bermuda), in one or a series of related transactions, of all or substantially all of the properties or assets of Weatherford Bermuda and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than Weatherford Bermuda or one of its subsidiaries or a person controlled by Weatherford Bermuda or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Weatherford Bermuda voting shares (excluding a redomestication of Weatherford Bermuda); or (3) the first day on which a majority of the members of Weatherford Bermuda’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Weatherford Bermuda who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, appointment or election (either by a specific vote or by approval of Weatherford Bermuda’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent under any successor ratings categories of Moody’s) by Moody’s and BBB- (or the equivalent under any successor ratings categories by S&P) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Weatherford Bermuda (as certified by a resolution of Weatherford Bermuda’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Covenants

Except to the extent described below, the indenture does not limit the amount of indebtedness or other obligations that we may incur. The indenture contains two principal financial covenants:

•	Limitation on Liens. This covenant limits our ability, and that of our subsidiaries, to permit liens to exist on our principal assets; and

•	Limitations of Sale-Leaseback Transactions. This covenant limits our ability to sell or transfer our principal assets and then lease back those assets.

Please read “Description of Our Debt Securities — Covenants” in the accompanying prospectus. In addition, the notes will contain certain events of default, including cross-default provisions on certain other indebtedness. Please read “Description of Our Debt Securities — Events of Default” in the accompanying prospectus.

Ratings

The notes have been assigned ratings of BBB+ by Standard & Poor’s Rating Services and Baa1 by Moody’s Investors Service, Inc. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. These ratings may not continue, and they may be revised downward or upward or withdrawn entirely at any time.

BOOK-ENTRY, DELIVERY AND FORM

DTC, New York, New York, including its participants, Euroclear and Clearstream, will act as securities depository for the global notes. The notes will be issued in fully registered form, registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered certificates will be issued as global notes for the notes of each series in the aggregate principal amount of the notes of such series. These global notes will be deposited with DTC.

DTC has advised us and the underwriters of the following matters. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy thereof.

DTC, the world’s largest depository, is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sale and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants.

Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. We, the underwriters and the trustee do not take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct or Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the documents governing the notes. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global notes of any series unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

Principal and interest payments on the global notes (including any redemption payments) will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Weatherford Delaware, or the trustee, in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Principal and interest payments (including any redemption payments) on the global notes made to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its service as depository with respect to the notes of any series at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the notes of such series in fully registered form are required to be printed and delivered to Beneficial Owners.

Weatherford Bermuda may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes in fully registered form are required to be printed and delivered to Beneficial Owners.

Neither Weatherford Bermuda, the trustee nor the underwriters will have any responsibility or obligation to Direct or Indirect Participants, or to the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to, Direct or Indirect Participants or Beneficial Owners.

The notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in the notes will, therefore, settle in immediately available funds. Weatherford Bermuda will make all applicable payments of principal, premium (if any) and interest on the notes issued as global notes in immediately available funds.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the notes by holders who purchase notes for cash at their original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters). This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. Further, no advance tax ruling has been sought or obtained from the Internal Revenue Service, or IRS, regarding the U.S. federal income tax consequences described below.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of notes and you are a “U.S. person” for U.S. federal income tax purposes. You are a “non-U.S. holder” if you are a beneficial owner of notes that is neither a U.S. holder nor a partnership. A “U.S. person” is:

•	an individual who is a citizen of the United States or a resident alien of the United States for U.S. federal income tax purposes;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

This discussion only applies to holders who hold the notes as capital assets. The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, investors in pass-through entities, expatriates, U.S. holders whose functional currency is not the U.S. dollar, taxpayers subject to the alternative minimum tax, broker-dealers and persons holding the notes as part of a “straddle,” “hedge” or “conversion transaction,” may be subject to special rules not discussed below. This discussion does not address any estate, gift, foreign, state or local taxes.

We urge you to consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of owning and disposing of notes, any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will generally apply to you if you are a U.S. holder of the notes. Material consequences to non-U.S. holders of the notes are described under “Non-U.S. Holders” below.

Payments of Interest

We do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note generally will be includable in your income as ordinary income at the time the interest is either received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

In certain circumstances (see “Description of Notes — Optional Redemption” and “Description of Notes — Change of Control Repurchase Event”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal. We believe that the possibility that any such payment will be required is remote. Therefore, such possibility will not affect the timing or amount of interest income that you recognize. However, additional income will be recognized if any such additional payment is made. Our determination that these possibilities are remote is binding on you unless you disclose your contrary position in the manner that is required by applicable U.S. Treasury regulations. It is possible, however, that the IRS might take a different position from that described above, in which case the timing and amount of your income may be different from that described above. You are encouraged to consult your tax advisor about payments of additional amounts.

Sale, Exchange, or Other Disposition of the Notes

Upon a sale, taxable exchange, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount received upon the sale, taxable exchange, retirement or other taxable disposition (less any amount attributable to accrued interest which will be taxable as ordinary income, if not previously taken into gross income) and your adjusted tax basis in the note at that time.

Gain or loss realized on the sale, taxable exchange, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, retirement or other taxable disposition, the note has been held for more than one year; otherwise, the capital gain or loss will be short-term. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

In general, information reporting will apply to certain payments of interest on the notes and to the proceeds from the sale, taxable exchange, retirement or other taxable disposition of a note paid to you unless you are an exempt recipient. Additionally, a backup withholding tax (currently at a rate of 28%) will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report full dividend and interest income or otherwise fail to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide specific information to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld. We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to applicable payments made in connection with the notes.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will generally apply to you if you are a non-U.S. holder of the notes.

Payments of Interest

Payments of interest on a note that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required on those payments if you:

•	do not actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all classes of our stock;

•	are not a controlled foreign corporation with respect to which we are a related person;

•	are not a bank receiving interest on certain loans entered into in the ordinary course of business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code; and

•	either (1) you certify to us, our payment agent, or the person who would otherwise be required to withhold U.S. federal income tax, on a properly completed and executed IRS Form W-8BEN or an applicable substitute form, under penalties of perjury, that you are not a U.S. person and provide your name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on your behalf certifies to us or our payment agent under penalties of perjury that it, or the financial institution between it and you, has received from you a statement, under penalties of perjury, that you are not a U.S. person and provides us or our payment agent with a copy of such statement, or (3) you hold your notes directly through a “qualified intermediary” and certain other conditions are satisfied.

If you do not satisfy the preceding requirements, your interest on a note that is not effectively connected with a U.S. trade or business could be subject to U.S. withholding tax at a flat rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty (provided specific certification requirements are met).

However, payments will not in any case be subject to U.S. federal withholding tax, but may be subject to backup withholding as described below in “Information Reporting and Backup Withholding,” as long as we are not engaged in the conduct of any trade or business in the United States.

United States Trade or Business

If you are engaged in a trade or business in the United States, and if interest on a note or gain from a disposition of a note is effectively connected with the conduct of that trade or business and in the case of an applicable tax treaty, is attributable to a permanent establishment you maintain in the United States, you will be subject to regular U.S. federal income tax on the interest or gain in the same manner as if you were a U.S. person. If interest received with respect to the notes is taxable in that manner, it may be exempt from withholding tax. In order to establish such an exemption from U.S. withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold U.S. federal income tax, a properly completed and executed IRS Form W-8ECI or applicable substitute form. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable tax rate).

Non-U.S. Holders should consult their tax advisors regarding applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, and Other Disposition of the Notes

You generally will not be subject to U.S. federal income tax or withholding tax with respect to gain recognized on a sale, taxable exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States and, in the case of an applicable tax treaty, is attributable to a permanent establishment you maintain in the United States; or

•	if you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, may be required to be reported to the IRS and to you. United States backup withholding tax generally will not apply to payments of interest and principal on a note to you if the required certificate described above in “Non-U.S. Holders — Payments of Interest” is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a U.S. person.

The payments of the proceeds of the disposition of notes to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless you properly certify under penalties of perjury as to your non-U.S. status and specific other conditions are met or you otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

You are urged to consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information to the IRS. We cannot refund amounts once withheld.

UNDERWRITING

We intend to offer the notes through the underwriters named below. Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC are acting as representatives of the underwriters. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters, severally, have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

	Principal amount	Principal amount
Underwriter	of 2019 notes	of 2039 notes	Total

Banc of America Securities LLC	$200,000,000	$50,000,000	$250,000,000
Barclays Capital Inc.	200,000,000	50,000,000	250,000,000
Deutsche Bank Securities Inc.	200,000,000	50,000,000	250,000,000
Goldman, Sachs & Co.	200,000,000	50,000,000	250,000,000
UBS Securities LLC	200,000,000	50,000,000	250,000,000

Total	$1,000,000,000	$250,000,000	$1,250,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at those prices less a concession not in excess of 0.40% and 0.50% of the principal amount of the 2019 notes and the 2039 notes, respectively. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.25% of the principal amount of the notes to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering, not including the underwriting discounts, are estimated to be $365,000 and are payable by us.

New Issues of Securities

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes of either or both series in connection with the offering, i.e., if they sell a principal amount of notes of either or both series greater than the amount set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of the applicable series in the open market. The purchase of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Foreign Jurisdictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

In the ordinary course of business, certain of the underwriters and their respective affiliates have provided, and may in the future provide, financial advisory, investment banking and other financial and banking services, and the extension of credit, to us or our subsidiaries. These underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services. An affiliate of Deutsche Bank Securities Inc. serves as trustee under the indenture pursuant to which the notes will be issued. Affiliates of Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC serve as lenders under one or more of our credit facilities. These affiliates will receive their respective shares of any repayment by us of amounts outstanding under our credit facilities from the net proceeds of the offering. Because the underwriters or their affiliates or associated persons are expected to receive more than 10% of the proceeds of the offering as repayment for such debt, the offering is made in compliance with the applicable provisions of FINRA Rule 5110 and NASD Conduct Rule 2720. Because the notes are investment-grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth in this paragraph.

LEGAL MATTERS

The validity of the issuance of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas, with respect to U.S. legal matters, and by Conyers Dill & Pearman, our special Bermuda counsel, with respect to Bermuda legal matters. Certain legal matters relating to the notes offered by this supplement and the accompanying prospectus will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas, with respect to U.S. legal matters, and by Appleby, underwriters’ Bermuda counsel, with respect to Bermuda legal matters.

EXPERTS

The consolidated financial statements of Weatherford International Ltd. appearing in Weatherford International Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the financial statement schedule appearing therein), and the effectiveness of Weatherford International Ltd.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Weatherford International Ltd.
(a Bermuda exempted company)

COMMON SHARES
PREFERENCE SHARES
SENIOR DEBT SECURITIES
WARRANTS

Weatherford International, Inc.	Weatherford International Ltd.
(a Delaware corporation)	(a Swiss joint-stock corporation)
GUARANTEES OF DEBT SECURITIES	GUARANTEES OF DEBT SECURITIES

Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”) may offer and sell from time to time in one or more offerings:

(1) common shares;

(2) preference shares, in one or more series, which may be convertible into or exchangeable for debt securities or common shares;

(3) unsecured debt securities consisting of senior notes and debentures and/or other unsecured evidences of indebtedness, in one or more series (including medium-term notes, or MTNs), which may be convertible into or exchangeable for preference shares or common shares; and

(4) warrants to purchase our common shares, preference shares or debt securities or to purchase or sell securities of a third party, currencies or commodities.

Weatherford International, Inc., a Delaware corporation (“Weatherford Delaware”), may offer and sell from time to time in one or more offerings guarantees of debt securities issued by Weatherford Bermuda.

Weatherford International Ltd., a Swiss joint-stock corporation (“Weatherford Switzerland”), may offer and sell from time to time in one or more offerings guarantees of debt securities issued by Weatherford Bermuda.

Weatherford Bermuda, Weatherford Delaware and/or Weatherford Switzerland will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in any of Weatherford Bermuda’s, Weatherford Delaware’s or Weatherford Switzerland’s securities. This prospectus may not be used to consummate sales of securities of Weatherford Bermuda, Weatherford Delaware or Weatherford Switzerland, unless it is accompanied by a prospectus supplement.

The common shares of Weatherford Bermuda are listed for trading on the New York Stock Exchange under the symbol “WFT.” On January 2, 2009, the last reported sales price for the common shares on the New York Stock Exchange was $11.66 per share.

You should carefully review and consider the information under the headings “Forward-Looking Statements” beginning on page iii and “Risk Factors” beginning on page 1 and the other information included and incorporated by reference in this prospectus for a discussion of the factors that you should carefully consider before deciding to purchase these securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 5, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Weatherford Bermuda” and to the “company,” “we,” “us” or “our” are to Weatherford International Ltd., a Bermuda exempted company, and its subsidiaries as a whole or on a division basis depending on the context in which the statements are made. When we refer to Weatherford Delaware, we are referring to Weatherford International, Inc., a wholly owned, indirect subsidiary of Weatherford Bermuda. When we refer to Weatherford Switzerland, we are referring to Weatherford International Ltd., a Swiss joint-stock corporation and the proposed new parent of Weatherford Bermuda.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of Weatherford Bermuda’s common and preference shares, up to the amount of its authorized capital from time to time, to and between non-residents of Bermuda for exchange control purposes, and the issue of options, warrants, depository receipts, rights, loan notes and other securities of Weatherford Bermuda and the subsequent free transferability thereof, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting the prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

Each time that we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including any guarantees. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-31339). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.weatherford.com. Information on our web site is not incorporated by reference in this prospectus. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common shares are listed on the New York Stock Exchange under the symbol “WFT.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished rather than filed):

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our quarterly reports on Form 10-Q for the three months ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	our current reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on February 8, 2008, March 6, 2008, March 18, 2008, March 25, 2008, April 21, 2008, October 24, 2008, December 2, 2008, December 11, 2008 and December 31, 2008; and

•	the description of our common shares, $1.00 par value, contained in our Registration Statement on Form 8-A filed with the SEC on May 24, 2002 (File No. 001-31339), including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Weatherford International Ltd.
Attention: Investor Relations
515 Post Oak Boulevard
Houston, Texas 77027
(713) 693-4000

FORWARD-LOOKING STATEMENTS

This prospectus includes, and any accompanying prospectus supplement may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act and the Private Securities Litigation Reform Act of 1995 about us. All statements other than statements of historical fact included in this prospectus or any prospectus supplement are forward-looking statements. Forward-looking statements may be found in this document regarding the financial position, business strategy, possible or assumed future results of operations, and other plans and objectives for our future operations. Except for our obligation to disclose material information under U.S. federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this prospectus or any prospectus supplement, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of our industry in general, and us in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements.

From time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to publicly update or revise any forward-looking events or circumstances that may arise after the date of this prospectus. The following sets forth the various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of the risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following:

•	A downturn in market conditions could affect projected results. Any material changes in oil and natural gas supply and demand, oil and natural gas prices, rig count or other market trends would affect our results and would likely affect the forward-looking information we provided. The oil and natural gas industry is extremely volatile and subject to change based on political and economic factors outside our control. Worldwide drilling activity has increased in each year from 2002 to 2008; however, if an extended regional and/or worldwide recession were to occur, it would result in lower demand and lower prices for oil and natural gas, which would adversely affect drilling and production activity and therefore would affect our revenues and income. We have assumed worldwide demand growth in 2009 will be up modestly compared to 2008. In 2009, worldwide demand may be weaker than we have assumed.

•	Availability of a skilled workforce could affect our projected results. Due to the high activity in the exploration and production and oilfield service industries there is an increasing shortage of available skilled labor, particularly in our high-growth regions. Our forward-looking statements assume we will be able to recruit and maintain a sufficient skilled workforce for activity levels.

•	Increases in the prices and availability of our raw materials could affect our results of operations. We use large amounts of raw materials for manufacturing our products. The price of these raw materials has a significant impact on our cost of producing products for sale or producing fixed assets used in our business. We have assumed that the prices of our raw materials will remain within a manageable range and will be readily available. If we are unable to obtain necessary raw materials or if we are unable to minimize the impact of increased raw materials costs through our supply chain initiatives or by passing through these increases to our customers, our margins and results of operations could be adversely affected.

•	Our long-term growth depends upon technological innovation and commercialization. Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to improve our products and services through innovation, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology through leverage of our worldwide infrastructure. The key to our success will be our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to controlled pressure drilling and testing systems, expandable solid tubulars, expandable sand screens and intelligent well completion. Our forward-looking statements have assumed successful commercialization of, and above-average growth from, these new products and services, as well as legal protection of our intellectual property rights.

•	Nonrealization of expected benefits from our 2002 corporate reincorporation could affect our projected results. We are incorporated in Bermuda and we operate through our various subsidiaries in numerous countries throughout the world including the United States. Consequently, we are subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S., Bermuda or jurisdictions in which we or any of our subsidiaries operates or is resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.

•	Nonrealization of expected benefits from our acquisitions could affect our projected results. We expect to gain certain business, financial and strategic advantages as a result of business acquisitions we undertake, including synergies and operating efficiencies. Our forward-looking statements assume that we will successfully integrate our business acquisitions and realize the benefits of that. An inability to realize expected strategic advantages as a result of the acquisition, would negatively affect the anticipated benefits of the acquisition.

•	The cyclical nature of or a prolonged downturn in our industry could affect the carrying value of our goodwill. As of September 30, 2008, we had approximately $3.8 billion of goodwill. Our estimates of the value of our goodwill could be reduced in the future as a result of various factors, some of which are beyond our control. Any reduction in the value of our goodwill may result in an impairment charge and therefore adversely affect our results.

•	Currency fluctuations could have a material adverse financial impact on our business. A material change in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from future fluctuations in currency exchange rates.

•	Adverse weather conditions in certain regions could adversely affect our operations. In the summers of 2005 and 2008, the Gulf of Mexico suffered several significant hurricanes. These hurricanes and associated hurricane threats reduced the number of days on which we and our customers could operate, which resulted in lower revenues than we otherwise would have achieved. In parts of 2006, and particularly in the second quarter of each of 2007 and 2008, climatic conditions in Canada were not as favorable to drilling as we anticipated, which limited our results in that region. Similarly, unfavorable weather in Russia and in the North Sea could reduce our operations and revenues from those areas during the relevant period. Our forward-looking statements assume weather patterns in our primary areas of operations will be conducive to normal operations.

•	U.S. Government and internal investigations could affect our results of operations. We are currently involved in government and internal investigations involving various of our operations. These investigations are ongoing, and we cannot anticipate the timing, outcome or possible impact of these investigations, financial or otherwise. The governmental agencies involved in these investigations have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trading sanctions laws, the Foreign Corrupt Practices Act and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several public corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases multi-million dollar fines and other penalties and sanctions. Under trading sanctions laws, the Department of Justice (“DOJ”) may also seek to impose modifications to business practices and modifications to compliance programs, which may increase compliance costs. Any injunctive relief, disgorgement, fines, penalties, sanctions or imposed modifications to business practices resulting from these investigations could adversely affect our results of operations. Additionally, during the nine months ended September 30, 2008, we incurred $57 million for costs in connection with our exit from sanctioned countries and $33 million in connection with complying with these on-going investigations. We will have additional charges related to these matters in future periods, which costs may include labor claims, contractual claims, penalties assessed by customers, and costs, fines, taxes and penalties assessed by the local governments, but we cannot quantify those charges or be certain of the timing of them.

•	Political disturbances, war, or terrorist attacks and changes in global trade policies could adversely impact our operations. We have assumed there will be no material political disturbances or terrorist attacks and there will be no material changes in global trade policies. Any further military action undertaken by the U.S. or other countries could adversely affect our results of operations.

•	Current turmoil in the credit markets may reduce our access to capital or reduce the availability of financial risk-mitigation tools. In recent months, the worldwide credit markets have experienced almost unprecedented turmoil and uncertainty. Our forward-looking statements assume that the financial institutions that have committed to extend us credit will honor their commitments under our credit facilities. If one or more of those institutions becomes unwilling or unable to honor its commitments, our access to liquidity could be impaired and our cost of capital to fund growth could further increase. We use interest-rate and foreign-exchange swap transactions with financial institutions to mitigate certain interest-rate and foreign-exchange risks associated with our capital structure and our business. Our forward-looking statements assume that those tools will continue to be available to us. However, the failure of any swap counter party to honor a swap agreement could reduce the availability of these financial risk-mitigation tools or could result in the loss of expected financial benefits.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC. For additional information with respect to these factors, see “Where You Can Find More Information” above.

v

WEATHERFORD INTERNATIONAL LTD.
(a Bermuda exempted company)

Weatherford Bermuda is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford Bermuda operates in approximately 100 countries through approximately 800 service, sales and manufacturing locations, which are located in nearly all of the oil and natural gas producing regions in the world.

Our principal executive offices are located at 515 Post Oak Boulevard, Houston, Texas 77027-3415. Our telephone number at that location is (713) 693-4000.

WEATHERFORD INTERNATIONAL, INC.
(a Delaware corporation)

Weatherford Delaware is an indirect, wholly owned subsidiary of Weatherford Bermuda. Weatherford Bermuda currently conducts all of its operations through its subsidiaries, including Weatherford Delaware and its subsidiaries.

WEATHERFORD INTERNATIONAL LTD.
(a Swiss joint-stock corporation)

On December 11, 2008, Weatherford Bermuda announced that its board of directors unanimously approved a share exchange transaction that will change our place of incorporation from Bermuda to Switzerland. If approved by the Weatherford Bermuda shareholders and the Supreme Court of Bermuda, we expect this change of place of incorporation to occur in February 2009.

Weatherford Bermuda recently formed an entity in Zug, Switzerland, also named Weatherford International Ltd., which we refer to as “Weatherford Switzerland.” If the change of our place of incorporation is approved, Weatherford Switzerland will become the parent of Weatherford Bermuda, and each outstanding common share of Weatherford Bermuda will be exchanged for one share of Weatherford Switzerland. We refer to the transactions that would effect this change as the “redomestication.”

Following the redomestication, Weatherford Bermuda expects that the shares of Weatherford Switzerland will be listed on the New York Stock Exchange under the symbol “WFT.” We will remain subject to the SEC reporting requirements, the mandates of the Sarbanes-Oxley Act of 2002 and the applicable corporate governance rules of the New York Stock Exchange, and will continue to report our consolidated financial results in U.S. dollars and under U.S. generally accepted accounting principles.

If the redomestication becomes effective, Weatherford Switzerland will fully and unconditionally guarantee any and all publicly traded debt of Weatherford Bermuda and Weatherford Delaware, including any senior debt securities issued under the registration statement of which this prospectus forms a part.

RISK FACTORS

There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008, which are incorporated by reference into this prospectus. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we will use the net proceeds received by us from the sale of the securities offered by this prospectus to finance acquisitions, refinance certain existing indebtedness and for general corporate purposes. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended
	September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	5.94x	7.22x	9.70x	6.84x	6.05x	2.99	x

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 1,000,000,000 common shares, par value US$1.00 per share, and 10,000,000 undesignated preference shares, par value US$1.00 per share. The following summary is qualified in its entirety by the provisions of our memorandum of association and our bye-laws, which are both publicly available. As of January 2, 2009, there were approximately 688 million common shares issued and outstanding (excluding common shares held by subsidiaries) and no preference shares issued and outstanding. As of that date, we also had approximately 38 million common shares reserved for issuance:

•	in connection with options or other awards issued or available for issuance under various employee or director incentive, compensation and option plans; and

•	upon exercise of a warrant issued to Shell Technology Ventures Inc. pursuant to the Warrant Agreement, dated February 28, 2002, between Shell Technology Ventures Inc. and Weatherford Delaware.

Common Shares

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days’ advance notice (unless shorter notice is agreed, as described below) of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 10 days’ notice of an annual general meeting or a special general meeting must be given to our shareholders. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority of the shareholders entitled to attend and vote at the meeting holding not less than 95% of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares.

Holders of our common shares are entitled to one vote per share on all matters submitted to a vote of the holders of our common shares. Our bye-laws do not provide for cumulative voting. Except as specifically provided in our bye-laws or in the Companies Act 1981 of Bermuda (the “Companies Act”), resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. There are no limitations imposed by Bermuda law or our bye-laws on the right of shareholders who are not Bermuda residents to hold or vote our common shares.

Dividend Rights

Under Bermuda law, a company’s board of directors may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Each of our common shares is entitled to dividends if, as and when dividends are declared by its board of directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Any cash dividends payable to our shareholders at any time when the corresponding shares are quoted on the New York Stock Exchange will be paid to American Stock Transfer & Trust Company, our transfer agent in the United States, for disbursement to those holders. We do not anticipate that we will pay any cash dividends on our common shares in the foreseeable future.

Preemptive, Redemption, Sinking Fund and Conversion Rights

Holders of our common shares have no preemptive, redemption, conversion or sinking fund rights.

Registrar or Transfer Agent

A register of holders of our common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, who serves as branch registrar and transfer agent.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, powers, preferences, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of us.

Anti-Takeover Provisions

Our bye-laws have provisions that could have an anti-takeover effect. In addition, our bye-laws include an “advance notice” provision that places time limitations on shareholders’ nominations of directors and submission of proposals for consideration at an annual general meeting. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to encourage negotiations with the board of directors in transactions that may involve an actual or potential change of control of us.

Directors can be removed from office, only for cause, by resolution of the shareholders at a special general meeting of our shareholders. The board of directors does not have the power to remove directors. These provisions can delay a shareholder from obtaining majority representation on the board of directors.

Our bye-laws also provide that our board of directors will consist of not less than three nor more than 18 persons, the exact number to be set from time to time by board resolution. Accordingly, our board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on our board of directors by enlarging the size of our board of directors and filling the new vacancies with its own nominees.

In accordance with our bye-laws, at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of our board of directors, by any shareholder who complies with certain procedures set forth in our bye-laws or by any shareholder pursuant to the valid exercise of the power granted under the Companies Act. For business to be properly brought before an annual general meeting by a shareholder in accordance with the terms of our bye-laws, the shareholder must have given timely notice thereof in proper written form to our Secretary and satisfied any other applicable requirements, including all requirements under applicable rules promulgated by the Securities and Exchange Commission or by the New York Stock Exchange or any other exchange on which our securities are traded. To be timely for consideration at the annual general meeting, such shareholder’s notice must be received by the Secretary at our principal executive offices and our registered office in Bermuda not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual general meeting, provided that in the event that the annual general meeting is called for a date that is not within 60 days before or after such anniversary date, such notice must be received not later than the seventh day following the day on which notice of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever occurs first. In order for a shareholder to nominate directors for election at any meeting of shareholders, a shareholder’s notice of his intention to make such nominations must be received in proper written form as specified in our bye-laws. In addition, the Companies Act provides for a mechanism by which not less than 100 shareholders or shareholders holding at least 5% of the voting power of a Bermuda company may require the company to give notice of a resolution that may properly be moved at an annual general meeting of the company, or to circulate to members entitled to notice of any general meeting a statement with respect to any proposed resolution or business to be dealt with at that meeting.

Any action required or permitted to be taken by the holders of our common shares must be taken at a duly called special or annual general meeting of shareholders unless taken by written resolution signed by or on behalf of all holders of common shares. Under our bye-laws, special general meetings may be called at any time by the chairman, the board of directors or when requisitioned by shareholders pursuant to the provisions of the Companies Act. The Companies Act permits shareholders holding at least 10% of the paid-up capital of a company entitled to vote at general meetings to requisition a special general meeting.

Our board of directors is authorized to issue, from time to time, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, any authorized and unissued preference shares with such powers, preferences, rights and restrictions as it may determine. For example, the board of directors could authorize the issuance of preference shares with rights that could discourage a takeover or other transaction that holders of some or a majority of our common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase:

•	our common shares, preference shares or other equity securities;

•	our debt securities (which may be guaranteed by Weatherford Delaware); or

•	debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing.

A description of the terms of any warrants that we may issue will be included in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Any debt securities we offer under a prospectus supplement will be our direct senior unsecured general obligations. The debt securities will be issued under the Indenture dated October 1, 2003 among us, Weatherford Delaware and Deutsche Bank Trust Company Americas, as trustee, which is incorporated by reference into the registration statement, of which this prospectus is a part.

We have summarized selected provisions of the indenture below. The following summary is a description of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because, it, and not this description, defines the rights of holders of debt securities.

General

The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt.

We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preference shareholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us of dividends, debt principal and interest or other charges by our subsidiaries.

A prospectus supplement and an officer’s certificate relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	The title and type of the debt securities;

•	The total principal amount of the debt securities;

•	The percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	The dates on which the principal of the debt securities will be payable;

•	The interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	Any conversion or exchange features;

•	Any optional redemption periods;

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	Any provisions granting special rights to holders when a specified event occurs;

•	Any changes to or additional events of default or covenants;

•	Any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	Any other terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, coupon or global form.

Guarantee by Weatherford Delaware

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by Weatherford Delaware, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by Weatherford Delaware. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of Weatherford Delaware. The guarantee will be released and discharged at such time as Weatherford Delaware has no outstanding debt.

The obligations of Weatherford Delaware under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer under applicable law.

Guarantee by Weatherford Switzerland

If the redomestication becomes effective, and if the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by Weatherford Switzerland, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by Weatherford Switzerland, pursuant to a supplement to the Indenture dated October 1, 2003 among us, Weatherford Delaware and Deutsche Bank Trust Company Americas, as trustee. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of Weatherford Switzerland.

Weatherford Switzerland has no outstanding indebtedness, and following the redomestication, we expect its only indebtedness will be any guarantees of Weatherford Bermuda’s and Weatherford Delaware’s senior debt securities. Weatherford Switzerland’s guarantees will be effectively subordinated to all existing and future obligations of Weatherford Switzerland’s subsidiaries.

The obligations of Weatherford Switzerland under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer under applicable law.

Denominations

The prospectus supplement for each issuance of debt securities will state that the securities issued in registered form will be issued in registered form of $1,000 each or multiples thereof.

Mergers and Sale of Assets

The indenture provides that we may not consolidate or amalgamate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	the successor or resulting person assumes all of our obligations under the indenture; and

•	we or the successor or resulting person will not immediately be in default under the indenture.

Upon the assumption of our obligations by a successor or resulting person, subject to certain exceptions, we will be discharged from all obligations under the indenture.

Modification of Indenture

The indenture provides that our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

“Event of default,” when used in the indenture, means any of the following:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of us; or

•	any other event of default included in the indenture or officers’ certificate.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indenture, we have agreed to:

•	pay the principal of, interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

We have also agreed to the following covenants relating to limitations on liens and restrictions on sale-and-leaseback transactions.

Limitation on Liens

The indenture provides that we will not, nor will we permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or any other person (other than the debt securities issued under the indenture), without causing all of the debt securities outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as new debt is secured. This restriction does not prohibit us from creating the following:

•	certain liens existing, or provided for under the terms of existing agreements, on the date that any debt securities are issued under the indenture;

•	liens on current assets to secure current liabilities;

•	certain liens that are created within one year after acquisition, completion and/or commencement of commercial operation on, property acquired, constructed, altered or improved by us or any of our subsidiaries;

•	certain preexisting liens on any property acquired and liens on property of a subsidiary existing at the time it became our subsidiary;

•	liens in favor of us or our subsidiaries;

•	certain liens in favor of governmental bodies to secure progress, advance or other payments;

•	liens on any property securing indebtedness incurred for the purpose of financing the purchase price or the cost of constructing, installing or improving the property;

•	liens on any property securing indebtedness issued or guaranteed by governmental bodies; and

•	any extension, renewal or replacement of the foregoing.

Notwithstanding the foregoing, under the indenture we may, and may permit any subsidiary to, issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, with all other such secured indebtedness, does not exceed 15% of our consolidated net worth. For purposes of this paragraph, “consolidated net worth” means the amount of total shareholders’ equity shown in our most recent consolidated statement of our financial position.

Sale-and-Leaseback Transactions

The indenture provides that we will not, and we will not permit any of our subsidiaries to, enter into any sale-and-leaseback transaction unless:

•	at the time of entering into such sale-and-leaseback transaction, we or our subsidiary would be entitled under the indenture to mortgage the property under the indenture for an amount equal to the proceeds of the sale-and-leaseback transaction without equally and ratably securing the notes in compliance with the exceptions to the liens covenant in the indenture;

•	within a period commencing six months prior to the consummation of the sale-and-leaseback transaction and ending six months after the consummation of such transaction, we or our subsidiary expend an amount equal to all or a portion of the net proceeds of such sale-and-leaseback transaction for property used or to be used in the ordinary course of our or our subsidiaries’ businesses, and we have elected to designate that amount as a credit against such sale-and-leaseback transaction, with any such amount not so designated to be applied as set forth in the next paragraph; or

•	during the 12-month period after the effective date of the sale-and-leaseback transaction, we apply to the retirement of the notes or any of our pari passu indebtedness:

(i) an amount equal to the proceeds of the property sold in the sale-and-leaseback transaction, which shall not be less than the fair value of such property at the time of entering into such sale-and-leaseback transaction, less

(ii) an amount equal to the principal amount of the notes and pari passu indebtedness retired by us within that 12-month period and not designated as a credit against any other sale-and-leaseback transaction by us or any of our subsidiaries during that period.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check and mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Defeasance

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to be released from covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for certain obligations, including obligations to register the transfer or exchange of debt securities, to replace lost, stolen or mutilated debt securities, to pay principal and interest on the original stated due dates and certain other obligations set forth in the indenture.

We may discharge our obligations under the indenture or be released from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in United States federal income tax law since the date of the indenture. We may not have a default on the debt securities discharged on the date of deposit.

Governing Law

The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

No Personal Liability of Officers, Directors, Employees or Shareholders

No director, officer, employee or shareholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such.

Information Concerning the Trustee

A banking or financial institution will be the trustee under the indenture. A successor trustee may be appointed in accordance with the terms of the indenture.

The indenture and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

LEGAL MATTERS

Certain U.S. legal matters in connection with the securities will be passed upon by Andrews Kurth LLP, Houston, Texas. Certain Bermuda legal matters in connection with the securities will be passed upon for us by our special Bermuda counsel, Conyers Dill & Pearman. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of Weatherford International Ltd. and subsidiaries appearing in Weatherford International Ltd’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Weatherford International Ltd.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Interests Of Named Experts And Counsel

Certain Bermuda legal matters in connection with the Common Shares registered hereby will be passed upon for Weatherford Bermuda by its special Bermuda counsel, Conyers Dill & Pearman. An employee of that firm’s affiliated company, Codan Services Limited, is one of Weatherford Bermuda’s assistant secretaries.

$1,250,000,000

Weatherford International Ltd.

9.625% Senior Notes due 2019

9.875% Senior notes due 2039

Prospectus Supplement
January 5, 2009

Joint Book-Running Managers

Banc of America Securities LLC
Barclays Capital
Deutsche Bank Securities
Goldman, Sachs & Co.
UBS Investment Bank